                               Betsy W. Van Hecke
                                 (612) 340-5684



                                January 3, 1997



VIA EDGAR TRANSMISSION
----------------------

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:     ENStar Inc.
                 Registration Statement on Form 8-A
                 VIA EDGAR

Ladies and Gentlemen:

     The issuer and registrant, ENStar Inc. (the "Company") has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (the "Registration Statement"), File No. 333-1925, registering 3,357,400 shares of the Company's common stock, $.01 par value (the "Common Stock"). The Registration Statement became effective by order of the Commission on November 22, 1996.

     The Company desires to register the Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Pursuant to Rule 0-3 of the Exchange Act, and on behalf of the Company, we are concurrently filing via the SEC's Electronic Data Gathering, Analysis and Retrieval System, a Registration Statement on Form 8-A pertaining to the registration of the Company's Common Stock. Pursuant to Rule 12b-32 of the Exchange Act, certain of the exhibits referred to in Item 2 of the Form 8-A are incorporated by reference to the exhibits contained in the Registration Statement.

     The Company may by subsequent letter request acceleration of the effectiveness of the Registration Statement on Form 8-A.

     If you have any questions concerning the Registration Statement on Form 8-A, please telephone the undersigned at (612) 340-5684.

                                                  Very truly yours,

                                                  /s/ Betsy W. Van Hecke
                                                  ----------------------
                                                  Betsy W. Van Hecke

BVH:lto

================================================================================


                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                                   Form 8-A

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                        Securities Exchange Act of 1934


                                   ENSTAR INC.


           Minnesota                                      41-1831611
     (State of incorporation                          (I.R.S. Employer
        of organization)                            Identification No.)


     6475 City West Parkway
    Eden Prairie, Minnesota                               55344
(Address of principal executive offices)                 (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

                                 Not Applicable


Securities to be registered pursuant to Section 12(g) of the Act:

                            Common Stock, $.01 par value
                                (Title of class)



                  This Registration Statement Consists of 4 Pages
                              Exhibit Index on Page 4

================================================================================
                                       - 1 -

Item 1.   Description of Registrant's Securities to be Registered

          Registrant is authorized to issue a total of 100,000,000 shares, all of par value $.01, of which 80,000,000 shares are Common Stock and 20,000,000 shares are Preferred Stock.

Common Stock

          The holders of shares of Registrant's Common Stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled or permitted to vote. Since there is no cumulative voting for the election of directors, the holders of more than 50% of the outstanding Common stock can elect all directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Common Stock are entitled to receive ratable such dividends as may lawfully be declared by the Board of Directors out of funds legally available therefor and in liquidation, and to share pro rata in any other distribution to the holders of Common Stock. Holders of Common Stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions or fixed dividend rights with respect to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

         Registrant's Board of Directors is authorized to issue preferred stock and to fix the rights, preferences, privileges and restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. Although there is no current intention to do so, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of the Company, which may adversely affect the voting and other rights of the holders of Common Stock.

Item 2.  Exhibits

1. Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement, File No. 333-1925).

2. Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement, File No. 333-1925).

3. Specimen Form of the Registrant's Common Stock Certificate (incorporated by reference to Exhibit 4.6 to the Registrant's Registration Statement, File No. 333-1925).

                                      SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                              ENStar Inc.

                                              Date: January 3, 1997


                                          By  /s/ Thomas S. Wargolet
                                             -----------------------
                                             Thomas S. Wargolet
                                             Chief Financial Officer

                                    ENStar, Inc.

                                 Form 8-A Exhibit Index


Exhibit
Number
-------

1. Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement).

2. Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement).

3. Specimen Form of the Registrant's Common Stock Certificate (incorporated by reference to Exhibit 4.6 to the Registrant's Registration Statement).